Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-261594 on Form N-1A of our reports dated March 17, 2026 relating to the financial statements and financial highlights of Fidelity Hedged Equity Fund and the consolidated financial statements and consolidated financial highlights of Fidelity Risk Parity Fund,  our reports dated March 18, 2026 relating to the financial statements and financial highlights of Fidelity SAI Convertible Arbitrage Fund, Fidelity SAI Merger Arbitrage Fund, and the consolidated financial statements and financial highlights of Fidelity SAI Managed Futures Fund, and our reports dated March 19, 2026 relating to the financial statements and financial highlights of Fidelity Equity Market Neutral Fund, appearing on Form N-CSR of Fidelity Greenwood Trust for the year ended January 31, 2026, and to the references to us under the headings “Financial Highlights” and “Consolidated Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 24, 2026